SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC 20549

                              FORM 8-K\A

                         CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(D) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): May 14, 2003

              American Entertainment and Animation Corporation

                                 Delaware
              (State or Other Jurisdiction of Incorporation)

               0-29657                          33-0727323
         (Commission File Number)    (IRS Employer Identification No.)

          8500 Leslie Street, Suite 500, Thornhill, Ontario  L3T 7M8
             (Address of Principal Executive Offices) (Zip Code)

                              (905)731-9775
            (Registrant's Telephone Number, Including Area Code)

           (Former Name or Former Address, if Changed Since Last Report)


Item 5.  Other Events

1. As reported in a Form 8-K filed on September 9, 2002, on September 4, 2002, American Entertainment & Animation Corporation (the "Company") rescinded the acquisition of Cyper Entertainment Inc. ("Cyper") as a result of Cyper's failure to perform its obligation to provide the Company with certain funding in order to comply with its reporting obligations as a public company.

On February 20, 2003, John Hyoki Chung, a former director of the Company, filed an Amended 8-K on behalf of the Company without authorization wherein it was stated, among other things, that the rescission of the acquisition of Cyper was disputed and that Marc Hazout was not a director or officer of the Company.

On March 7, 2003, the Company along with Marc Hazout and Travellers International Inc. as plaintiffs filed a Complaint against Duk Jin Jang, John Hyoki Chung, Jason Chung and Michael Chung in the Court of Chancery for the State of Delaware, C.A. No. 20186 NC, pursuant to 8 Del, C. S. 225 for a declaration to determine the proper directors of the Company, as well as for a declaratory judgment approving the cancellation of the stock which was originally issued pursuant to the Cyper transaction.

On April 28, 2003 a Settlement Agreement was signed and a Stipulation of Dismissal was filed with the Court on May 14, 2003, in which the parties stipulated as follows:

- Since September 4, 2002, the only directors and officers of the Company have been Marc Hazout and Pierre Quilliam;
- The 20,000,000 shares of the Company which were originally issued pursuant to the Cyper transaction were cancelled.

The Settlement Agreement provides for the shareholders of Cyper to receive cash of $20,000, marketable securities with a fair market value of approximately $42,500, and 250,000 common shares of the Company. The cash and marketable securities deliverable by the Company under the settlement were loaned to the Company by Marc Hazout, the Company's sole officer and director.

   2. Pierre Quilliam resigned from the Board of Directors of the Company effective September 21, 2002.

   3. Marc Hazout remains in the office of President and Chief Executive Officer and is the sole Director of the Company.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duty authorized.

AMERICAN ENTERTAINMENT & ANIMATION
CORPORATION

Date:  July 7,2003                  By: /s/ Marc Hazout
                                     ---------------------------
                                     President and C.E.O.